Exhibit 99.1

      SUPERCONDUCTOR TECHNOLOGIES INC. ANNOUNCES LEADERSHIP TRANSITION

        - Industry Veteran Jeff Quiram Will Become President and CEO -

     SANTA BARBARA, Calif., Feb. 17 /PRNewswire-FirstCall/ -- Superconductor Technologies Inc. (Nasdaq: SCON) ("STI"), the global leader in high- temperature superconducting (HTS) products for wireless voice and data applications, today announced M. Peter Thomas, 63, will retire as of March 15, 2005 and Jeff Quiram, 44, will become STI's president and chief executive officer and a member of the board of directors. Quiram will join STI on February 17 to affect a smooth transition, and although Thomas will also retire from the board of directors on March 15, he will continue to be available to consult with management throughout 2005 and into 2006.

     John D. Lockton, Chairman of the Board of STI stated, "We thank Peter for his dedicated service. Under his eight-year watch, STI grew from a small research and development organization to a much larger and more sophisticated operating company."

     "Jeff Quiram brings over 20 years of telecommunications industry experience to STI," continued Mr. Lockton. "Therefore, he is skilled in managing the industry's capital expenditures ebbs and flows. Jeff has significant experience in sales and marketing, as well as operating functions. He has established many solid relationships. We believe his leadership and new ideas will guide STI through this industry transition and foster long-term growth."

     Prior to this appointment, Mr. Quiram had a distinguished career at ADC Telecommunications that began in 1991. His most recent role was president of the wireless business unit, which began in 2002. The wireless unit provides innovative coverage systems to leading wireless network operators. From 2001 to 2002, he served as president of the connectivity business unit, the largest unit at ADC and the world leader in physical connectivity systems. From 1999 to 2001, he served as the managing director of ADC Finland, an RF component and subsystem provider to the large wireless systems manufacturers. Prior to that, Quiram was group vice president of sales at ADC from 1996 to 1999. He started his ADC career in the EF&I services organization. In addition, Quiram spent seven years in a number of engineering and operations roles at U S West, which is now part of Qwest.

     Quiram stated, "I am very enthusiastic about STI's future. The company's HTS technology improves the quality of wireless, creating significant advantages for interference protection and increased sensitivity. With the consolidation in the wireless industry and the added challenges of overlaying the current network with 3G, high-speed data services, carriers need cost- effective solutions to increase network performance and retain customer loyalty. I look forward to working with the wireless carriers, OEMs and distributors to further STI's market penetration."

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     Thomas stated, "I believe 2004 was a year of transition and consolidation for the wireless market, and while 2005 will also see further consolidation, it will also be a year of solid growth. Jeff has impressed me with his knowledge and experience, and I am quite confident in his ability to drive STI to the next level."

     Quiram received his B.S. in Computer Science from the University of St. Thomas and his M.B.A. from the University of Minnesota.

     About Superconductor Technologies Inc. (STI)
     Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI's SuperLink(TM) Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink(TM) Rx, the company's flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs. Almost 4,550 SuperLink Rx systems have been shipped worldwide, logging in excess of 73 million hours of cumulative operation.

     SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

     Safe Harbor Statement
     The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: STI's ability to expand its operations to meet anticipated product demands; the ability of STI's products to achieve anticipated benefits for its customers; the anticipated growth of STI's target markets; unanticipated delays in shipments to customers; and STI's ability to operate its business profitability. Forward-looking statements can be affected by many other factors, including, those described in the Risk Factors section of STI's Prospectus Supplement dated November 22, 2004 and the MD&A section of its most recent Form 10-Q. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward- looking statements.

     Contact
     For further information please contact: Martin S. McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4539, mmcdermut@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

SOURCE  Superconductor Technologies Inc.
     -0-                             02/17/2005
     /CONTACT: Martin S. McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4539, mmcdermut@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc./
     /Web site:  http://www.suptech.com /